                                                                   Page 24 of 24
                                                                   EXHIBIT 99(h)

Key Bank USA, National Association        Deutsche Bank Trust Company
Americas
127 Public Square                           formally known as Bankers
Trust Company
Cleveland, Ohio 44114-1306                as Indenture Trustee
                                          280 Park Avenue, 9th Floor
                                          New York, New York 10017

JPMorgan Chase Bank
  formally known as Bank One, National Association as Eligible Lender Trustee
227 West Monroe, 26th Floor
Chicago, Illinois 60606

                         INDEPENDENT ACCOUNTANT'S REPORT
                      FOR KEYCORP STUDENT LOAN TRUST 1999-B

We have examined management's assertion, included in its representation letter dated March 2, 2004 that Key Bank USA, National Association (KBUSA), a wholly owned subsidiary of KeyCorp, complied with sections 4.04, 4.08(a), 4.08(b), 4.08(c), 5.05, 5.06, 5.07 and 5.08 of the KeyCorp Student Loan Trust 1999-B Sale and Servicing Agreement and sections 1.(a)(xx), 1.(b)(iii), 2 and 3 of the KeyCorp Student Loan Trust 1999-B Administration Agreement (collectively, the "Agreements") as of December 31, 2003 and for the year then ended. Management is responsible for KBUSA's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about KBUSA's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about KBUSA's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances, except that in accordance with
Section 5.05 of the Sale and Servicing Agreement, our examination assumed the accuracy of reports prepared by KBUSA's student loan processor. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on KBUSA's compliance with the specified requirements.

In our opinion, assuming the accuracy of reports prepared by KBUSA's student loan processor, management's assertion that KBUSA complied with the aforementioned requirements as of December 31, 2003 and for the year then ended is fairly stated, in all material respects.

This report is intended solely for the information and use of KBUSA, Deutsche Bank Trust Company Americas, and JPMorgan Chase Bank and is not intended to be and should not be used by anyone other than for these specified parties.

                                                    /s/ Ernst & Young LLP

March 2, 2004
Cleveland, Ohio